For Information Contact:

Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


         $40 million of Casual Male Retail Group, Inc. Convertible Notes
          Convert to Common Stock; Balance to be Redeemed or Converted by
                                January 29, 2007



CANTON, MA, January 8, 2007 -- Casual Male Retail Group, Inc. (NASDAQ/GM: "CMRG"), retail brand operator of Casual Male XL and Rochester Big & Tall, reported today that, as expected, note-holders converted approximately $40 million in principal amount of the 5% Convertible Senior Subordinated Notes due January 1, 2024 into approximately 3.76 million shares of the Company's Common Stock. In addition, Casual Male announced today that it will be redeeming the $53.3 million balance of the 5% Convertible Senior Subordinated Notes due January 1, 2024. The redemption date for the remaining convertible notes will be January 29, 2007.

As the shares of Common Stock of CMRG are currently trading well above the conversion price of the notes ($10.65 per share), the Company expects that note-holders will choose to convert their notes into Common Stock, as a result of the redemption. If the note-holders convert as expected the Company will be substantially debt-free.

All note-holders who wish to convert their notes in the second and final redemption into shares of Casual Male's Common Stock must give proper notice to the trustee on or before January 26, 2007. Each $1,000 in principal amount of convertible notes may be converted into
93.90 shares of Common Stock. The Company will issue cash in lieu of any fractional shares. By way of example only, if the redemption had taken place on January 8, 2007, and based on the Closing price of $12.30 a share of Common Stock on January 5, 2007, a holder of $1,000 in principal amount of the notes would have received 93 shares of Common Stock, having a market value of $1,144, and $11.03 in cash for the fractional share.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 484 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores, 25 Rochester Big & Tall stores and a direct-to-consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "CMRG."
The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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